Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statements No. 333-188929, 333-213602, 333-218388, and 333-225582 on Forms S-8 of our reports dated March 9, 2018, relating to the consolidated financial statements of PennyMac Financial Services, Inc., and the effectiveness of PennyMac Financial Services, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of PennyMac Financial Services, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Los Angeles, California

November 1, 2018